UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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SUNRUN INC.
(Name of Registrant as Specified In Its Charter)

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Supplemental Proxy Disclosure Regarding Sunrun’s Use of Arbitration
and Stockholder Proposal Regarding Reporting on Sunrun’s Use of Arbitration

Sunrun believes there are benefits to both parties in utilizing arbitration to resolve disputes, including privacy, speed of resolution, the informal nature of the proceeding, convenience of location and timing and the fact that the complainant is not required to testify in a public court. To that end, all of Sunrun’s employees sign arbitration agreements at the commencement of their employment. We also regularly review our arbitration agreements and make appropriate updates.

In 2020, there were 3 employment-related arbitrations initiated against Sunrun.1 None of the arbitrations initiated in 2020 have proceeded to a final award by an arbitrator, so it is not known how many of them ultimately will be decided in favor of the employee or Sunrun.

We believe that maintaining our arbitration provision is in the best interests of the company for a number of important reasons and that these same reasons explain why such provisions are so prevalent among employers, including many of our peers. Arbitration offers an alternative form of adjudication by an experienced jurist selected with both parties’ equal participation, which is often faster and less costly than a court proceeding, especially in jurisdictions where courts are overburdened. Outcomes are also more certain because they typically may not be appealed, absent extraordinary circumstances. The employer must pay any costs of the proceedings unique to the arbitration forum, while the overall expediency benefits both parties with a fair and relatively prompt resolution. Moreover, employees can benefit from arbitration as future prospective employers do not have direct public access or records of their arbitration filings against former employers, which some employees maintain will affect their ability to secure future employment. We also regularly do employee feedback surveys, and our use of arbitration has never been flagged as a concern with respect to employee recruitment, retention or development. In sum, we believe the use of arbitration has beneficial impacts for our company, our employees, and our workplace culture.

In addition to the substantive reasons previously articulated in our proxy statement and herein, we believe that an additional report regarding our use of arbitration would be redundant of our prior and ongoing efforts in this regard. As a result, our board of directors continues to believe that Proposal #4 is neither necessary nor in the best interests of Sunrun or its stockholders and therefore recommends a vote against the proposal.

1 Sunrun defines “initiated” as a demand for arbitration having been submitted to the arbitral body. Total includes arbitrations initiated against Sunrun Inc. and its subsidiaries, including Vivint Solar, Inc., which was acquired in the fourth quarter of 2020.